Exhibit 99.1

For release 4/20/05, 1:00 pm Pacific Time

Planar Announces Second Quarter Fiscal 2005 Results

BEAVERTON, Ore. – April 20, 2005 –Planar Systems, Inc. (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, recorded sales of $61.1 million in the second quarter of fiscal 2005, down three percent sequentially compared to the first quarter and up four percent relative to last year’s second quarter sales. Net loss in the second quarter was $4.2 million, equivalent to $0.28 per diluted share, which includes one-time, pre-tax charges totaling $5.9 million, equivalent to $0.28 per share after tax.

“Operating results in the second quarter were in line with our original guidance, however, actions taken to reduce the company’s overhead cost structure and write-down impaired assets negatively impacted our GAAP earnings,” said Balaji Krishnamurthy, Planar’s chairman, president and CEO. “While our initiatives aimed at growth opportunities have been preserved and are progressing toward their goals, we’ve taken steps to reduce the company’s administrative and support expenses to improve our financial performance moving forward.”

Planar’s medical business recorded quarterly sales of $19.3 million, down about seven percent from the prior quarter but up two percent over the second quarter a year ago. The sales funnel for digital imaging systems remains healthy, especially as smaller hospitals join the movement to filmless radiology. Planar launched its Dome DashboardTM image-management system during the second quarter, a stand-alone medical software product aimed at system-management applications.

Industrial segment sales in the second quarter were $15.4 million, up eight percent sequentially and up about 15 percent from the year-ago quarter. Sales volume during the quarter benefited from unusually favorable timing of customer demand.

Sales in the company’s commercial business unit were $26.4 million, down six percent sequentially and about flat with results in last year’s second quarter. While inventory management was substantially improved this quarter, continued significant declines in street prices for flat-panel monitors negatively impacted the segment’s profitability.

Planar’s second quarter sales outside the United States were 18 percent of total sales, up from 17 percent in the first quarter. Approximately 32 percent of sales from the medical and industrial businesses came from outside North America.

Two non-recurring charges taken during the quarter totaled $5.9 million, equivalent to $0.28 per share. A charge of $1.8 million, comprised mainly of severance payments from reduction in administrative and support employees, will be reflected in cash flow primarily in the third quarter of fiscal 2005. Cash savings from these people-related changes and other program reductions are expected to exceed $1.8 million per quarter, beginning in the third quarter, and will be reflected primarily in lower operating expenses. Also during the second quarter, a non-cash charge of $4.1 million was required to reduce the carrying value of certain long-term assets that were determined to have been impaired.

“The cost reduction actions included reassessment of support and overhead functions and programs throughout the company, impacting key people, branding initiatives, support activities and other corporate programs,” continued Krishnamurthy. “As a part of this extensive review of overhead functions and costs, Scott Hildebrandt, Planar’s CFO, determined that maintaining separate CFO and COO positions could not be justified moving forward. I have concurred, and, therefore, Scott will be leaving the company effective May 13, 2005. At that time, Steve Buhaly will resume the role of CFO in addition to his duties as COO.”

BUSINESS OUTLOOK

The following statements are forward looking and actual results may differ materially.

“In the balance of fiscal 2005, profitability will continue to be constrained by planned, incremental increases in operating expenses to further penetrate European and Asian markets and to continue development of new software-rich products and services. I’m convinced that to optimize future profitable growth, beyond what our current activities can generate, making such investments this year is the best course and will maximize long-term shareholder value,” Krishnamurthy said.

“Current market uncertainties and volatility require us to remain cautious regarding the company’s near-term financial performance.” Krishnamurthy concluded, “Sales in the third quarter are currently expected to be between $55 million and $60 million. Due partially to the benefit we will realize from our cost reduction efforts, third quarter net income is expected to improve to between $0.04 and $0.09 per share.”

Results of operations and the business outlook will be discussed in a conference call today, April 20, 2005, beginning at 2:00 p.m. Pacific Time. The call can be heard via the Internet through a link on Planar’s Web site, www.planar.com, or through numerous other investor sites, and will be available for replay until the end of the month. The company intends to post on its Web site a transcript of the prepared management commentary from the conference call shortly after the conclusion of the call.

ABOUT PLANAR

Planar Systems, Inc. (NASDAQ: PLNR) is a leading provider of flat-panel display hardware and software solutions for demanding medical, retailing, industrial and commercial applications. Hospitals, shopping centers, banks and businesses of all sizes use Planar display technology to help connect people, information and ideas. Founded in 1983, Planar is headquartered in Oregon, USA, with offices, manufacturing partners and customers worldwide. For more information, visit www.planar.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements by Balaji Krishnamurthy, the statements regarding the company’s cost-saving expectations and the statements in the Business Outlook section above are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including: domestic and international business and economic conditions, changes in the flat-panel monitor industry, changes in customer demand or ordering patterns, changes in the competitive environment including pricing pressures or technological changes, technological advances, shortages of manufacturing capacity from our third-party manufacturing partners, risks inherent in the acquisition of businesses and technologies, final settlement of contractual liabilities, future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission filings. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONTACT:

Stewart Clark, Investor Relations Director, 503-748-6984 / stewart_clark@planar.com

Planar Systems, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	Apr. 1, 2005	Mar. 26, 2004	Apr. 1, 2005	Mar. 26, 2004
Sales	$61,096	$58,614	$124,184	$121,513
Cost of sales	47,832	45,330	97,261	91,768

Gross profit	13,264	13,284	26,923	29,745

Operating expenses:
Research and development, net	2,664	2,829	5,398	5,277
Sales and marketing	5,758	4,246	11,276	8,724
General and administrative	4,252	3,958	8,956	7,720
Amortization of intangible assets	557	708	1,205	1,416
Impairment and restructuring charges	5,168	—	5,168	—

Total operating expenses	18,399	11,741	32,003	23,137

Income (loss) from operations	(5,135)	1,543	(5,080)	6,608

Non-operating income (expense):
Interest, net	76	(85)	79	(342)
Foreign exchange, net	(17)	66	69	(3)
Other, net	(742)	(378)	(844)	(350)

Net non-operating expense	(683)	(397)	(696)	(695)

Income (loss) before income taxes	(5,818)	1,146	(5,776)	5,913
Provision (benefit) for income taxes	(1,648)	402	(1,634)	2,070

Net income (loss)	$(4,170)	$744	$(4,142)	$3,843

Basic net income (loss) per share	$(0.28)	$0.05	$(0.28)	$0.26

Average shares outstanding—basic	14,678	14,598	14,677	14,562

Diluted net income (loss) per share	$(0.28)	$0.05	$(0.28)	$0.26

Average shares outstanding—diluted	14,678	14,852	14,677	14,937

Planar Systems, Inc.

Consolidated Balance Sheets

(In thousands)

	Apr. 1, 2005	Sept. 24, 2004
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$47,684	$30,265
Accounts receivable	21,782	31,221
Inventories	48,246	51,802
Other current assets	10,850	11,005

Total current assets	128,562	124,293

Property, plant and equipment, net	17,076	17,860
Goodwill	49,001	49,001
Intangible assets	4,959	7,815
Other assets	4,242	7,455

	$203,840	$206,424

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,102	$19,946
Accrued compensation	7,098	3,007
Current portion of long-term debt and capital leases	182	193
Deferred revenue	1,660	1,413
Other current liabilities	4,778	9,114

Total current liabilities	32,820	33,673

Long-term debt and capital leases, less current portion	747	847
Other long-term liabilities	6,621	6,376

Total liabilities	40,188	40,896

Shareholders’ equity:
Common stock	131,761	130,924
Retained earnings	35,644	39,786
Accumulated other comprehensive loss	(3,753)	(5,182)

Total shareholders’ equity	163,652	165,528

	$203,840	$206,424

Planar Systems, Inc.

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Three months ended		Six months ended
	Apr. 1, 2005	Mar. 26, 2004	Apr. 1, 2005	Mar. 26, 2004
Cash flows from operating activities:
Net income (loss)	$(4,170)	$744	$(4,142)	$3,843
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	2,330	2,542	4,675	4,446
Impairment and restructuring charges	5,168	—	5,168	—
Loss on long-term investments	734	—	887	—
(Increase) decrease in accounts receivable	10,427	(986)	9,724	4,095
(Increase) decrease in inventories	(1,566)	(8,905)	3,649	(5,812)
(Increase) decrease in other current assets	891	(1,745)	(274)	(2,249)
Increase (decrease) in accounts payable	(2,386)	4,500	(747)	4,711
Increase (decrease) in accrued compensation	565	(632)	2,271	(1,494)
Increase (decrease) in deferred revenue	(407)	165	158	22
Increase (decrease) in other current liabilities	(1,043)	3,556	(3,618)	1,071

Net cash provided by (used in) operating activities	10,543	(761)	17,751	8,633

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,111)	(1,923)	(1,677)	(3,008)
Increase in other long-term liabilities	—	(491)	—	—
(Increase) decrease in long-term assets	(226)	387	(230)	(104)

Net cash used in investing activities	(1,337)	(2,027)	(1,907)	(3,112)

Cash flows from financing activities:
Payments of long-term debt and capital lease obligations	(63)	(155)	(111)	(12,057)
Proceeds from long-term debt	—	175	—	6,936
Stock repurchase	—	—	—	(113)
Net proceeds from issuance of capital stock	411	310	837	3,193

Net cash provided by (used in) financing activities	348	330	726	(2,041)

Effect of exchange rate changes	(737)	(224)	849	1,040

Net increase (decrease) in cash and cash equivalents	8,817	(2,682)	17,419	4,520

Cash and cash equivalents at beginning of period	38,867	44,626	30,265	37,424

Cash and cash equivalents at end of period	$47,684	$41,944	$47,684	$41,944